UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid with preliminary materials:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUNPOWER CORPORATION

51 Rio Robles

San Jose, California 95134

SUPPLEMENT TO PROXY STATEMENT FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement (the “Supplement”), dated April 29, 2021, supplements the proxy statement (the “Proxy Statement”) filed by SunPower Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 2, 2021, relating to the proxies being solicited by the Board of Directors (the “Board”) of the Company for the Annual Meeting of Stockholders of the Company to be held on May 13, 2021 at 9:00 a.m. Pacific Time (the “Meeting Date”), or at any adjournment(s), continuation(s), or postponement(s) of the meeting (the “Annual Meeting”).

The primary purpose of this Supplement is to provide subsequent information relating to recent changes in the Company’s management, Board composition, and Affiliation Agreement amendment. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Certain information included in the section titled “Proposal One—Re-Election of Class I Directors” in the Proxy Statement is replaced with the following:

PROPOSAL ONE

RE-ELECTION OF CLASS I DIRECTORS

The Board is currently composed of 11 directors and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class I directors are scheduled to expire in 2021. The terms of other directors expire in subsequent years.

On April 28, 2011, we and Total Solar INTL SAS, formerly known as Total Solar International SAS, Total Energies Nouvelles Activités USA, SAS and Total Gas & Power USA, SAS (“Total”), a subsidiary of Total S.E., entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, dated June 21, 2011, Total purchased in a cash tender offer approximately 60% of our then outstanding shares of common stock (the “Tender Offer”). In connection with the Tender Offer, we and Total entered into an Affiliation Agreement, as amended, that governs the relationship between Total and us following the close of the Tender Offer (the “Affiliation Agreement”). In accordance with the terms of the Affiliation Agreement and pursuant to the most recent amendment to the Affiliation Agreement, dated as of April 19, 2021 (the “Affiliation Agreement Amendment”), the Board has 11 members, composed of our president and chief executive officer, our immediate past chief executive officer, six directors designated by Total, and three non-Total-designated directors. If the ownership of our voting securities by Total, together with the controlled subsidiaries of Total S.E., declines below certain thresholds, the number of members of the Board that Total is entitled to designate will be reduced as set forth in the Affiliation Agreement. The Affiliation Agreement Amendment provides that on November 1, 2021 (or such earlier date as may be designated by the Board), our immediate past chief executive officer, Thomas Werner, will resign, and Total will as promptly as practicable cause one of the Total designees to resign, from their positions as members of the Board, and thereafter the Board will be reduced to nine authorized members. See “Certain Relationships and Related Persons Transactions—Agreements with Total and Total S.E.—Affiliation Agreement.”

The Board has considered and approved the nomination of François Badoual, Denis Toulouse, and Patrick Wood III, our current Class I directors, for re-election as directors at the Annual Meeting. Messrs. Badoual and Toulouse are Total-designated directors. Mr. Wood is an independent director. Each nominee has consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named herein. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The Class I directors elected will then hold office until the annual meeting of stockholders in 2024 or until their successors are elected.

The Class II directors consist of Bernadette Baudier, Catherine Lesjak, Julien Pouget, and Franck Trochet, who will hold office until the annual meeting of stockholders in 2022 or until their successors are elected. Ms. Lesjak is an independent director. Messrs. Pouget and Trochet and Ms. Baudier are Total-designated directors. The Class III directors consist of Peter Faricy, Thomas McDaniel, Thomas Werner, and Laurent Wolffsheim, who will hold office until the annual meeting of stockholders in 2023 and until their successors are elected or until their earlier resignation, removal from office, death, or incapacity; provided that, pursuant to the Affiliation Agreement Amendment, Mr. Werner will continue to serve on the Board as a member and as the chairman of the Board until November 1, 2021 (or such earlier date as may be designated by the Board). Mr. Faricy is currently our president and chief executive officer and has been appointed by the Board as a Class III director. Mr. McDaniel is an independent director. Mr. Wolffsheim is a Total-designated director.

Additional information about the Class I director nominees for re-election, and the Class II and Class III directors, is set forth below.

Class I Directors Nominated for Re-Election at The Annual Meeting

Name	Age	Position(s) with SunPower	Director Since
François Badoual	56	Director	2017
Denis Toulouse	56	Director	2020
Patrick Wood III	58	Director	2005

François Badoual has served as president and chief executive officer of Total Washington D.C. Representative Office, Ltd. since September 2019. From 2017 to 2020, he served as president and chief executive officer of Total New Energies Ventures, Inc. From 2012 to 2017, he served as chief executive officer of Total Energy Ventures, the corporate venture capital arm for the Total Group. Mr. Badoual also previously served as general manager and country chairman for Total Exploration and Production—Algeria from 2009 to 2012, and as deputy general manager for Total Exploration and Production—Angola from 2006 to 2009. Mr. Badoual has held various other positions in the Total Group since 1990, and he has worked in France, Indonesia, United Arab Emirates, and Venezuela. Mr. Badoual holds a degree in civil engineering from École Nationale des Travaux Publics de l’État and an Advanced Master in Regional and Urban Planning from École Nationale des Ponts et Chaussées.

Mr. Badoual brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Badoual should serve as a director on the Board.

Denis Toulouse has served as senior vice president, corporate and project finance, of Total S.E. in Paris since April 2019. He previously served as senior vice president, mergers and acquisitions, of Total S.E. in Paris starting in 2016. From 2015 to 2016, Mr. Toulouse was chief financial officer of Total Gas & Power Ltd. in London. Mr. Toulouse joined Elf Aquitaine S.A.S. in 1991, prior to its acquisition by Total, and held various positions in the marketing division of Total, including chief financial officer of Total Deutschland in Germany and chief financial officer of Total Belgium in Belgium. Mr. Toulouse is a graduate of HEC Paris business school in France.

Mr. Toulouse brings significant international managerial and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Toulouse should serve as a director on the Board.

Patrick Wood III has served as president of the Hunt Energy Network, an energy storage development company, since February 2019, and as a principal of Wood3 Resources, an energy infrastructure developer, since July 2005. He is active in the development of electric power and natural gas infrastructure assets in North America. From 2001 to 2005, Mr. Wood served as the chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, he chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a director of Quanta Services, Inc. Mr. Wood is a past board chairman of Dynegy, a past director of Memorial Resource Development, Inc. and TPI Composites, a former director of the American Council on Renewable Energy, and a member of the National Petroleum Council.

Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through a decade of regulatory leadership in the energy sector. Mr. Wood brings a unique perspective and extensive knowledge of energy project development, public policy development, governance, and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wood should serve as a director on the Board, chairman of the Nominating and Corporate Governance Committee, and chairman of the Compensation Committee.

Class II Directors with Terms Expiring in 2022

Name	Age	Position(s) with SunPower	Director Since
Bernadette Baudier	60	Director	2021
Catherine Lesjak	62	Director	2013
Julien Pouget	45	Director	2017
Franck Trochet	50	Director	2019

Bernadette Baudier has served as senior vice president, finance within the Gas, Renewables and Power division of Total SE since 2020. Previously, she served as senior vice president, corporate affairs of the Exploration and Production division of Total S.E. from 2016 to 2019, with responsibilities covering finance, compliance, legal, human resources, communication and information technology. From 2013 to 2016, Ms. Baudier was senior vice president for internal control and audit of the Total Group. Prior to those positions, Ms. Baudier held various other positions in finance within the Total Group, where she has been employed since 1988. Ms. Baudier is a graduate of École des Hautes Études Commerciales.

Ms. Baudier brings significant international managerial and operational experience to the Board. Her extensive experience in the energy industry gives her a valuable perspective on our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Baudier should serve as a director on the Board.

Catherine Lesjak retired from HP Inc. on February 28, 2019 and was the interim chief operating officer of HP Inc. from July 1, 2018 until January 1, 2019. She served as executive vice president and chief financial officer of HP Inc. (formerly Hewlett-Packard Company) (HP) from January 1, 2007 until November 1, 2015 and chief financial officer of HP from November 1, 2015 until July 1, 2018. Ms. Lesjak served as interim chief executive officer of HP from August 2010 through October 2010. As a 32-year veteran at HP, Ms. Lesjak held a broad range of financial leadership roles across HP. Before being named as chief financial officer, Ms. Lesjak served as senior vice president and treasurer, where she was responsible for managing HP’s worldwide cash, debt, foreign exchange, capital structure, risk management, and benefits plan administration. Earlier in her career at HP, she managed financial operations for Enterprise Marketing and Solutions and the Software Global Business Unit. Before that, she was group controller for HP’s Software Solutions Organization and managed HP’s global channel credit risk as controller and credit manager for the Commercial Customer Organization. Ms. Lesjak has a bachelor’s degree in biology from Stanford University and a master of business administration degree in finance from the University of California, Berkeley.

Ms. Lesjak’s extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, allows her to make significant contributions to our strategic business planning and execution and qualifies her as a financial expert, which is relevant to her duties as a member of the Audit Committee. Her background is also valuable in terms of financial oversight and review of our strategic investments. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Lesjak should serve as a director on the Board and chair of the Audit Committee.

Julien Pouget has served as senior vice president of the Renewables division of Total S.E. since January 1, 2017. From 2014 to 2016, he served as a senior advisor to the President of France, initially responsible for industry, then industry and digital, and finally for the economy. His responsibilities during this time included the restructuring of the French nuclear power industry. Prior to his service to the President of France, Mr. Pouget spent six years in various positions at Alstom Power, including as vice president of the heat exchangers product line for France, Switzerland, and China, as vice president and general manager of Asian activities, and as project leader and head of engineering for the heat exchangers on the Flamanville 3 EPR nuclear power plant in France. From 2001 to 2008, Mr. Pouget held various positions in the French Ministry of Industry, and at the state shareholding agency at the French Ministry for Finance and Economy. Mr. Pouget is a chief engineer of the prestigious French Corps de Mines and a graduate of the École Polytechnique.

Mr. Pouget brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry and in government gives him a valuable perspective on policy and the global energy marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Pouget should serve as a director on the Board.

Franck Trochet has served as vice president, finance, of Total Petrochemicals and Refining USA, Inc. in Houston since 2017. He held a similar role for Total’s exploration and production and marketing and services divisions, as well as its U.S. affiliates, since 2017. From 2013 to 2017, Mr. Trochet served as vice president, business control, for Total’s refining and chemicals branch in Paris. He was part of the team that established Total’s refining and chemicals branch in 2010 before being appointed as vice president, corporate affairs, of Total’s polymers business unit in Brussels. Mr. Trochet joined the finance division of Elf Aquitaine S.A.S. in 1999, prior to its acquisition by Total, and held various positions in the refining and marketing divisions of Total, including U.K. finance manager, until 2010. He started his career at Ernst & Young LLP. He is a graduate of the Business School of Tours in France.

Mr. Trochet brings significant strategic and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on the development of our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Trochet should serve as a director on the Board.

Class III Directors With Terms Expiring in 2023

Name	Age	Position(s) with SunPower	Director Since
Peter Faricy	54	President, Chief Executive Officer, Director	2021
Thomas McDaniel	72	Director	2009
Thomas Werner	61	Chairman of the Board	2003
Laurent Wolffsheim	49	Director	2021

Peter Faricy, age 54, joined our company as president and chief executive officer on April 19, 2021. On April 19, 2021, the Board appointed Mr. Faricy as a Class III director. Mr. Faricy previously served as chief executive officer, Global Direct-to-Consumer, of Discovery Inc. from September 2018 to August 2020, overseeing businesses including Discovery+, Food Network Kitchen, Magnolia, Eurosport Player, and GOLFTV. Prior to Discovery, Mr. Faricy spent 13 years with Amazon.com, Inc., most recently as vice president leading the Amazon Marketplace from January 2009 to September 2018. From July 2006 to January 2009, he served as Amazon’s vice president, music and movies. Prior to Amazon, Faricy held management roles at Borders Group, Ford Motor Company, and McKinsey & Co. He received his MBA with distinction from the University of Michigan and his BA in Business Administration from Michigan State University. Since October 2020, Mr. Faricy has served on the board of directors of Blue Apron Holdings, Inc., and since 2013 he has also served on the University of Michigan Ross School of Business Advisory Board.

Mr. Faricy brings significant leadership and management experience to the Board. As our new chief executive officer, Mr. Faricy provides the Board with insight into our operations and his perspective as president and chief executive officer. Mr. Faricy also brings to the Board the benefit of his management experience at other large companies and leadership experience through his service on the board of directors of Blue Apron Holdings, Inc. and as a member of on the University of Michigan Ross School of Business Advisory Board. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Faricy should serve as a director on the Board.

Thomas McDaniel was executive vice president, chief financial officer, and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Before January 2005, Mr. McDaniel was chairman, chief executive officer, and president of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management, and operation of power production facilities. Mr. McDaniel was also chief executive officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products, and services, both domestically and internationally. Mr. McDaniel has served on the Board since February 2009. Mr. McDaniel formerly served as chairman of the boards of directors of SemGroup, L.P., a midstream energy services company, and Tendril Networks, Inc., a software-as-a-service energy efficiency company. He formerly served on the advisory boards of Cypress Envirosystems, which develops and markets energy efficiency products, and On Ramp Wireless, a communications company serving electrical, gas, and water utilities. Mr. McDaniel also served on the boards of directors of the Senior Care Action Network (SCAN) from 2000 to 2013 and Aquion Energy, a manufacturer of energy storage systems. Through the McDaniel Family Foundation, he is actively involved in a variety of charitable activities, such as the Boys and Girls Club of Huntington Beach, Heifer International, and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience, including extensive experience growing and operating global electric power businesses, to the Board. In addition, Mr. McDaniel’s prior experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. McDaniel should serve as a director on the Board.

Thomas Werner served as our chief executive officer from June 2003 to April 2021, as a member of the Board since June 2003, and chairman of the Board since May 2011. From 2001 to 2003, before joining SunPower, he held the position of chief executive officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner served as vice president and general manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He also held a number of executive management positions at Oak Industries, Inc. and General Electric Co. Mr. Werner currently serves as a member of the board of directors of Cree, Inc., an LED manufacturer, and the Silicon Valley Leadership Group. He is also on the board of trustees of Marquette University. Mr. Werner served as a member of the board of directors of Silver Spring Networks, a provider of smart grid applications, from March 2009 to January 2018. Mr. Werner holds a bachelor’s degree in industrial engineering from the University of Wisconsin–Madison, a bachelor’s degree in electrical engineering from Marquette University, and a master’s degree in business administration from George Washington University.

Mr. Werner brings significant leadership, technical, operational, and financial management experience to the Board. Mr. Werner provides the Board with valuable insight based on his 18 years of service as our past chief executive officer. Mr. Werner has demonstrated strong executive leadership skills through more than 20 years of executive officer service with various companies and brings the most comprehensive view of our operational history over the past several years. Mr. Werner also brings to the Board leadership experience through his service on the boards of directors of two other organizations, which gives him the ability to compare the way in which management and boards operate within the companies and organizations he serves. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Werner should serve as a director on the Board and chairman of the Board until November 1, 2021 (or such earlier date as may be designated by the Board), pursuant to the Affiliate Agreement Amendment.

Laurent Wolffsheim has served as senior vice president, strategy growth & people within the Gas Renewables and Power division of Total since January 2021. Before that, he served as managing director of Total Exploration & Production Qatar, vice president budget & financial control for the Total group, strategic planning manager within the Refining & Chemicals division of Total, and managing director of Total Polska Sp. z o.o. Prior to those positions, Mr. Wolffsheim held various other positions within the Total group, where he has been employed since 1995. Mr. Wolffsheim holds a degree in engineering from École Centrale de Lyon and a degree in business administration from École Supérieure des Sciences Économiques et Commerciales.

Mr. Wolffsheim brings significant international strategic and business development experience to the Board. His extensive experience in the energy and technology industries gives him a valuable perspective on our role in the global marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wolffsheim should serve as a director on the Board.

The sections titled “Board Structure—Determination of Independence” and “Board Structure—Leadership Structure and Risk Oversight” in the Proxy Statement are replaced with the following:

BOARD STRUCTURE

Determination of Independence

The Board has determined that three of our 11 directors, namely Ms. Lesjak, Mr. McDaniel, and Mr. Wood, each meet the standards for independence as defined by applicable listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Board has also determined that Mr. Faricy, our president and chief executive officer, Mr. Werner, our past president and chief executive officer and current chairman of the Board, and Mr. Badoual, Ms. Baudier, Mr. Pouget, Mr. Toulouse, Mr. Trochet, and Mr. Wolffsheim, as directors designated by our controlling stockholder, Total, pursuant to our Affiliation Agreement with Total, are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Werner retired as our president and chief executive officer, and Peter Faricy succeeded him as our president and chief executive officer, effective April 19, 2021. As described above, pursuant to the Affiliation Agreement Amendment, on November 1, 2021 (or such earlier date as may be designated by the Board), Mr. Werner will resign, and Total will as promptly as practicable cause one of the Total designees to resign, from their positions as members of the Board, and thereafter the Board will be reduced to nine authorized members. There are no family relationships among any of our directors or executive officers.

Leadership Structure and Risk Oversight

The Board has determined that having a lead independent director assist the chairman of the Board is in the best interest of our stockholders. The Board believes this structure ensures a greater role for the independent directors in the oversight of our company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders. Mr. McDaniel has served as the lead independent director of our Board since February 2021, and Mr. Wood served as the lead independent director of the Board from June 2012 to February 2021.

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the respective charters of each committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from our officers responsible for oversight of particular risks within our company.

The section titled “Corporate Governance—Certain Relationships and Related Persons Transactions—Agreements with Total and Total S.E.” in the Proxy Statement is replaced with the following:

Certain Relationships and Related Persons Transactions

Agreements with Total and Total S.E.

Affiliation Agreement

We and Total have entered into an Affiliation Agreement, as amended, that governs the relationship between Total and us (the “Affiliation Agreement”). Until the expiration of a standstill period specified in the Affiliation Agreement (the “Standstill Period”), and subject to certain exceptions, Total, Total S.E., and any of their respective affiliates and certain other related parties (collectively, the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning our shares in excess of certain thresholds, or request us or our independent directors, officers, or employees to amend or waive any of the standstill restrictions applicable to the Total Group. The Standstill Period ends when Total holds less than 15% ownership of us.

The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% of our outstanding voting power and imposes certain limitations on the Total Group’s ability to transfer 40% or more of our outstanding shares or voting power to a single person or group that is not a direct or indirect subsidiary of Total S.E. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to our board of directors.

The Affiliation Agreement provides Total with the right to maintain its percentage ownership in connection with any new securities issued by us, and Total may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.

The Affiliation Agreement also imposes certain restrictions with respect to the ability of us and our Board to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by Total and other actions that require stockholder approval by Total.

As described above, on April 19, 2021, we entered into the Affiliation Agreement Amendment with Total. The Affiliation Agreement Amendment provides that the Board will include 11 members, composed of our president and chief executive officer, our immediate past chief executive officer, six directors designated by Total, and three non-Total-designated directors. If the ownership of our voting securities by Total, together with the controlled subsidiaries of Total S.E., declines below certain thresholds, the number of members of the Board that Total is entitled to designate will be reduced as set forth in the Affiliation Agreement. The Affiliation Agreement Amendment further provides that, on November 1, 2021 (or such earlier date as may be designated by the Board), Mr. Werner will resign, and Total will as promptly as practicable cause one of the Total designees to resign, from their positions as members of the Board, and thereafter the Board will be reduced to nine authorized members.

The following is added to the section titled “Executive Officers” in the Proxy Statement:

EXECUTIVE OFFICERS

Regan J. MacPherson succeeded Kenneth L. Mahaffey as the Company’s executive vice president and chief legal officer, effective April 19, 2021. Ms. MacPherson, age 57, most recently served as chief legal and compliance officer of Quantum Corporation, a company specializing in the storage and management of digital video and other forms of unstructured data, from October 2019 to April 2021. Prior to joining Quantum, she was the vice president and chief compliance officer at Marvell Semiconductor, Inc. from June 2017 to October 2019. Ms. MacPherson served as senior vice president and general counsel of Seagate Technology, PLC from March 2016 to June 2017. Ms. MacPherson also served as vice president and interim general counsel from August 2015 to March 2016 and deputy general counsel from September 2013 to August 2015, in addition to varying roles of increasing responsibility from July 2005 to September 2013, at Seagate Technology, PLC. Ms. MacPherson holds a Juris Doctor from Southwestern Law School and a Bachelor of Arts in political science from San Francisco State University.

The section titled “Security Ownership of Management and Certain Beneficial Owners” in the Proxy Statement is replaced with the following:

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2021 (except as described below) by:

•	each of our directors;

•	our named executive officers;

•	our directors, director nominees, and executive officers as a group; and

•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 172,263,566 shares of common stock outstanding as of March 15, 2021. The business address for each of our directors and executive officers is our corporate headquarters at 51 Rio Robles, San Jose, California 95134.

	Common Stock Beneficially Owned (1)
Directors and Named Executive Officers	Number of Shares	%
François Badoual	—	—
Bernadette Baudier	—	—
Peter Faricy	—	—
Catherine Lesjak	162,623	*
Kenneth Mahaffey	8,177	*
Thomas McDaniel (2)	272,381	*
Julien Pouget	—	—
Douglas Richards	—	—
Manavendra Sial (3)	116,983	*
Denis Toulouse	—	—
Franck Trochet	—	—
Jeffrey Waters (4)	53,598	*
Thomas Werner	358,918	*
Laurent Wolffsheim	—	—
Patrick Wood III	171,390	*
All Directors and Executive Officers as a Group (16 persons)	1,144,070	0.66%
Other Persons
Total S.E. Total Gaz Electricité Holdings France SAS Total Solar INTL SAS (5) 2 place Jean Millier La Défense 6 92400 Courbevoie France	91,970,976	52.17%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	9,672,499	5.61%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of March 15, 2021 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 272,265 shares of common stock held indirectly in the McDaniel Trust dated 7/26/2000, of which Mr. McDaniel and his spouse are co-trustees.

(3)	Includes 26,230 restricted stock units vesting within 60 days of March 15, 2021.

(4)	Net of the 21,820 shares donated to Schwab Charitable fund.

(5)

Based on the information contained in a Form 4 filed with the SEC on April 28, 2020 by Total S.E. Total Solar INTL SAS is a direct wholly owned subsidiary of Total Gaz Electricité Holdings France SAS, which is an indirect wholly owned subsidiary of Total S.E.

(6)

Based on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group does not have sole voting power of our common stock, shared voting power over 160,670 shares of our common stock, sole dispositive power over 9,437,906 shares of our common stock, and shared dispositive power over 234,593 shares of our common stock.

*****

VOTING MATTERS

If you have already voted by proxy card or via the Internet or by telephone, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Information regarding how to vote your shares and how to change votes already cast is available in the Proxy Statement under the captions “Voting,” “How Your Proxy Will Be Voted,” and “Revoking Your Proxy.”

San Jose, California	FOR THE BOARD OF DIRECTORS

April 29, 2021	/s/ Regan J. MacPherson
Regan J. MacPherson
Corporate Secretary